UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/18/2005

RADIOLOGIX, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-23311

DELAWARE	75-2648089
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

3600 JP MORGAN CHASE TOWER
2200 ROSS AVENUE
DALLAS, TEXAS 75201-2776
(Address of principal executive offices, including zip code)

(214) 303-2776
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On November 21, 2005, Radiologix, Inc. ("Radiologix") and Carol A. Gleber entered into a Resignation Agreement and Release (the "Resignation Agreement"). Pursuant to the Resignation Agreement, Ms. Gleber resigned as Senior Vice President and Chief Operating Officer of Radiologix effective November 18, 2005 (the "Effective Date"), and terminated her Employment Agreement with Radiologix, dated as of July 15, 2005 (the "Employment Agreement").

Pursuant to the Resignation Agreement, Ms. Gleber agreed to a one-year non-compete clause. Ms. Gleber also agreed to release Radiologix from any claims she may have against Radiologix arising out of her hiring, her employment, or the termination of her employment and certain state and federal employment laws. However, Ms. Gleber will retain her right to enforce the Resignation Agreement, her rights pursuant to her Indemnification Agreement, dated as of July 15, 2005, and her rights to indemnification under Radiologix's charter, bylaws, or any other applicable policy, including any applicable director and officer insurance policy.

As consideration for the releases and covenants provided by Ms. Gleber in the Resignation Agreement, Radiologix agreed to pay to Ms. Gleber $300,000 in cash as wages, less the required state and federal deductions. The incentive stock options granted to Ms. Gleber when she joined Radiologix expired by their own terms. Radiologix agreed to release Ms. Gleber from all claims Radiologix may have against her as of the Effective Date, other than claims that arose out of an action or omission of Ms. Gleber (i) made in bad faith; (ii) made without a reasonable belief that the action or omission was in the best interests of Radiologix; or (iii) that was unlawful or illegal.

A copy of the Resignation Agreement is filed as Exhibit 10.1 to this current report on Form 8-K and is incorporated here by reference.

Item 1.02.    Termination of a Material Definitive Agreement

In connection with the resignation of Ms. Gleber as Senior Vice President and Chief Operating Officer of Radiologix, which resignation is described above under Item 1.01 and which description is incorporated by reference in its entirety into this Item 1.02, and pursuant to the terms of the Resignation Agreement, Ms. Gleber and Radiologix terminated her Employment Agreement as of November 18, 2005.

Pursuant to her Employment Agreement, Ms. Gleber received an annual base salary of $300,000 and was entitled to participate in bonus or incentive compensation plans that are generally available to Radiologix's corporate officers. Ms. Gleber also received options to purchase up to 250,000 shares of Radiologix common stock at an exercise price equal to fair market value as defined in Radiologix's 2004 Long-Term Incentive Compensation Plan.

The Employment Agreement provided that if Radiologix terminated Ms. Gleber (i) other than for cause or (ii) upon disability, or if Ms. Gleber voluntarily terminated her employment due to an adverse change in duties or a Radiologix violation of her Employment Agreement, Radiologix would have been required to pay Ms. Gleber one year of her then annual base salary in one lump sum, plus all accrued but unpaid wages and expense reimbursements. If Ms. Gleber's employment terminated following a change in control transaction (as defined in the Employment Agreement), then Radiologix would have been required to pay Ms. Gleber two times her then annual base salary and two times the amount of Ms. Gleber's most recent bonus, as well as provide up to two years of other employee benefits. The Employment Agreement also contained a covenant not to compete with Radiologix for one year following termination of Ms. Gleber's employment.

The termination of the Employment Agreement prior to the expiration of its term will not cause Radiologix to incur any early termination penalties of any kind, and all post-employment matters between Radiologix and Ms. Gleber are governed by the Resignation Agreement.

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Carol A. Gleber resigned as Senior Vice President and Chief Operating Officer of Radiologix effective November 18, 2005. Effective as of the same date, Radiologix appointed Stephen M. Forthuber' Radiologix's Senior Vice President and Chief Development Officer, as Senior Vice President, Field Operations. Mr. Forthuber will assume responsibility for Radiologix's operations immediately.

Item 9.01.    Financial Statements and Exhibits

(c) Exhibits

The following exhibits are furnished with this Form 8-K.

10.1        Resignation Agreement and Release, between Radiologix, Inc. and Carol A. Gleber, dated as of November 18, 2005.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADIOLOGIX, INC.

Date: November 22, 2005	By:	/s/ Michael L. Silhol
Michael L. Silhol
Senior Vice President

Exhibit Index

Exhibit No.	Description
EX-10.1	Resignation Agreement and Release dated as of November 21, 2005, between Radiologix, Inc. and Carol A. Gleber.